Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 31, 2024, relating to the financial statement of Summit Midstream Corporation, appearing in the Registration Statement on Form S-4 of Summit Midstream Corporation for the period ended May 17, 2024.

/s/ Deloitte & Touche LLP

Houston, Texas

August 22, 2024